Exhibit 21.1

Subsidiary Name	Jurisdiction of Incorporation
Elk Creek, LP	DE
Elk Creek Operating GP, LLC	DE
Elk Creek Operating, LP	DE
Ceralvo Holdings, LLC	DE
Ceralvo Resources, LLC	DE
Western Mineral Development, LLC	DE